EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) dated as of May 24, 2013 (the “First Amendment Effective Date”) is entered into among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the Banks party hereto and Bank of America, N.A., as administrative agent (the “Agent”) for the Banks. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Company, the Banks and the Agent have entered into that certain Credit Agreement dated as of April 26, 2011 (as amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the Company has requested that the Banks amend the Credit Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendments.

(a)    The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” means the following percentages per annum, based upon the Senior Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Tier	Senior Pricing Leverage Ratio	Commitment Fee	Offshore Rate Loans	Base Rate Loans
1	< 0.50	0.30%	2.00%	1.00%
2	> 0.50 but < 1.00	0.35%	2.25%	1.25%
3	> 1.00	0.40%	2.50%	1.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Senior Pricing Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Majority Banks, Pricing Tier 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), whereupon the Applicable Margin shall be adjusted based upon the calculation of the Senior Pricing Leverage Ratio contained in such Compliance Certificate. The Applicable Margin in effect from the First Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter ending April 30, 2013 shall be determined based upon Pricing Tier 1.

(b)    The definition of “Cash Acquisition Basket” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Cash Acquisition Basket” means, with respect to any fiscal year of the Company, $65,000,000.

(c)    The definition of “Change in Law” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

(d)    The definition of “FATCA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“FATCA” means Sections 1471 through 1474 of the Code, as of the First Amendment Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof and any agreement entered into pursuant thereto (including any intergovernmental agreements).

(e)    The definition of “Offshore Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Offshore Rate” means:

(a)    for any Interest Period with respect to an Offshore Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association if no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m. (London time), two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such published rate is not available at such time for any reason, the rate determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

(f)    The definition of “Revolving Termination Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Revolving Termination Date” means the earlier to occur of:

(a)    May 24, 2017; and

(b)    the date on which the Commitments terminate in accordance with the provisions of this Agreement.

(g)    Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“First Amendment” means the First Amendment to Credit Agreement dated as of May 24, 2013, by and among the Company, the Banks party thereto, and the Agent.

“First Amendment Effective Date” means May 24, 2013.

(h)    Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Restricted Payment Reduction” therein.

(i)    Section 3.02(a) of the Credit Agreement is hereby amended by deleting the reference to “law” in the first sentence thereof and replacing it with “Requirement of Law”.

(j)    Section 3.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:

3.05    Inability to Determine Rates. If in connection with any request for an Offshore Rate Loan or a conversion to or continuation thereof, (a) the Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Offshore Rate Loan or (ii) adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Majority

Banks determine that for any reason the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, (x) the obligation of the Banks to make or maintain Offshore Rate Loans shall be suspended (to the extent of the affected Offshore Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Offshore Rate component of the Base Rate, the utilization of the Offshore Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Offshore Rate Loan, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(k)    Section 7.04(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d)    Investments incurred in order to consummate Acquisitions otherwise permitted hereunder, provided that (i) the Net Cash Consideration (if any) given for any such Acquisition, together with the Net Cash Consideration given for all prior Acquisitions consummated by the Company and its Subsidiaries after the Closing Date shall not exceed the Cash Acquisition Basket in any fiscal year; provided that unused portions of the Cash Acquisition Basket in respect of any fiscal year may be carried over to future years, but (A) in no case shall the aggregate amount of the Cash Acquisition Basket exceed $100,000,000 in any fiscal year and (B) after giving effect to any Acquisition, in no case shall the aggregate amount of all Net Cash Consideration given in respect of such Acquisition and all other Acquisitions previously consummated after the First Amendment Effective Date and permitted under this Section 7.04(d) exceed $165,000,000; (ii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained, provided that notwithstanding this clause (iii), if all of the consideration given for any such Acquisition is common stock of the Company or any Subsidiary, then the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree shall not be required hereby;

(l)    Section 7.10 of the Credit Agreement is hereby amended by (i) inserting the word “and” at the end of clause (e) thereof, (ii) deleting the “; and” at the end of clause (f) thereof and replacing it with “.” and (iii) deleting clause (g) in its entirety.

2.    Condition Precedent. This Agreement shall be effective upon the satisfaction of the following conditions precedent:

(a)    Counterparts of First Amendment. The Agent shall have received counterparts of this Agreement, which collectively shall have been duly executed on behalf of the Company, the Banks and the Agent.

(b)    Organization Documents, Resolutions, Etc. Receipt by the Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Agent and its legal counsel:

(i)    a certificate of a Responsible Officer of the Company certifying that either (x) the Organization Documents of the Company have not been amended, supplemented,

modified or otherwise altered in any respect since the Closing Date or (y) the copies of the Organization Documents of the Company attached to such certificate are true and correct as of the First Amendment Effective Date;

(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company as the Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the transactions contemplated hereby; and

(iii)    such documents and certifications as the Agent may reasonably require to evidence that the Company is duly organized, formed or incorporated, and is validly existing, in good standing (to the extent applicable) and qualified to engage in business in its state of organization, formation or incorporation.

(c)    Legal Opinion. Receipt by the Agent of favorable opinions of legal counsel, addressed to the Agent and each Bank, dated as of the First Amendment Effective Date, and in form and substance satisfactory to the Agent.

(d)    Closing Certificate. Receipt by the Agent of a certificate signed by a Responsible Officer of the Company certifying that (i) the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date; provided that, if a representation and warranty is generally qualified as to materiality, with respect to such representation and warranty the applicable materiality qualifier set forth above shall be disregarded for purposes of this certification and (ii) no Default or Event of Default exists or shall result from entering into this Agreement.

(e)    Fees. Receipt by the Agent and the Banks of any fees required to be paid on or before the First Amendment Effective Date.

(f)    Attorney Costs. The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to the First Amendment Date.

3.    Miscellaneous.

(a)    Except as otherwise modified by this Agreement, the Credit Agreement and the obligations of the Company thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.

(b)    The Company hereby represents and warrants as follows:

(i)    The Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(ii)    This Agreement has been duly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligations, enforceable against the

Company in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws affecting the enforcement of creditors’ rights or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii)    No consent, approval, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by the Company of this Agreement.

(iv)    The execution, delivery and performance by the Company of this Agreement do not and will not conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject, except where such conflict, breach, contravention or creation is not reasonably expected to have a Material Adverse Effect.

(c)    The Company represents and warrants to the Banks that after giving effect to this Agreement (i) the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date; provided that, if a representation and warranty is generally qualified as to materiality, with respect to such representation and warranty the applicable materiality qualifier set forth above shall be disregarded for purposes of this Section 3(c) and (ii) no Default or Event of Default exists or shall result from entering into this Agreement.

(d)    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy or electronic mail shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(e)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

[remainder of page intentionally left blank]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:            MENTOR GRAPHICS CORPORATION

By:/S/ETHAN MANUEL
Name: Ethan Manuel
Title: Treasurer

By:/S/DEAN FREED
Name: Dean Freed
Title: Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

AGENT:            BANK OF AMERICA, N.A.,
as Agent

By:/S/ERIK M. TRUETTE
Name: Erik M. Truette
Title: Assistant Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

BANKS:            BANK OF AMERICA, N.A.,
as a Bank

By:/S/THUY U. BUI
Name: Thuy U. Bui
Title: Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

BANKS:            KEYBANK NATIONAL ASSOCIATION,
as a Bank

By:/S/ROBERT W. BOSWELL
Name: Robert W. Boswell
Title: Senior Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

BANKS:            HSBC BANK USA N.A.,
as a Bank

By:/S/MIKE A. MITCHELL
Name: Mike A. Mitchell
Title: Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

BANKS:            U.S. BANK, NATIONAL ASSOCIATION,
as a Bank

By:/S/MARK D. RODGERS
Name: Mark D. Rodgers
Title: Assistant Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

BANKS:            CITIBANK, N.A.,
as a Bank

By:/S/SEAN KLIMCHALK
Name: Sean Klimchalk
Title: Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION